UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2011

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, NY	12701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Empire Resorts, Inc. (“Empire” or the “Company”) received a Nasdaq Staff Determination Letter on August 16, 2011 indicating that the Company fails to comply with the minimum bid price requirement for continued listing set forth in Listing Rule 5450(a)(1) and that our securities are, therefore, subject to delisting from The Nasdaq Global Market. The Company intends to request a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) to review the Staff Determination. A hearing request would stay the suspension of the Company’s securities pending the Panel’s decision. There can be no assurance the Panel will grant the Company’s request for continued listing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on August 11, 2011, Empire and Nanette L. Horner, the Company’s Vice President of Legal Affairs and Chief Compliance Officer, entered into an amendment to Ms. Horner’s employment agreement (the “Employment Agreement”). Pursuant to the amendment:

•	Ms. Horner’s title was changed from Vice President of Legal Affairs and Chief Compliance Officer to Senior Vice President, Chief Counsel and Chief Compliance Officer;

•	The term of the Employment agreement was extended for an additional year to terminate on July 1, 2013; and

•	Ms. Horner’s annual base salary was increased from $175,000 to $200,000.

This summary description is qualified in its entirety by reference to the actual amendment to Ms. Horner’s Employment Agreement, which is filed as 10.1 to this Form 8-K and is incorporated herein by reference.

On August 11, 2011, Empire also changed Ms. Laurette J. Pitts’s title from “Chief Financial Officer” to “Senior Vice President, Chief Financial Officer”.

On August 11, 2011, the Compensation Committee of the Board of Directors recommended to the Board of Directors, and the Board of Directors adopted, a cash bonus plan for the senior executives of the Company. Pursuant to the bonus plan, up to $300,000 shall be set aside annually for possible award to Joseph A. D’Amato, Empire’s Chief Executive Officer, Laurette J. Pitts, Empire’s Senior Vice President, Chief Financial Officer, Nanette L. Horner, Empire’s Senior Vice President, Chief Counsel and Chief Compliance Officer, and Charles Degliomini, Executive Vice President. Bonuses may be awarded to each of the named senior executives in amounts determined by the Compensation Committee and based upon the recommendation of Mr. D’Amato for the other named senior executives. Bonuses totaling up to the $300,000 aggregate maximum under this plan may be awarded in the event Monticello Raceway Management, Inc.’s (“MRMI”) EBITDA for the fiscal year meets or exceeds 80% of the target EBITDA that is established by the Compensation Committee at the beginning of each fiscal year. The aggregate maximum amount available for award pursuant to the bonus plan may be reduced in proportion to the amount by which MRMI’s EBITDA for the fiscal year misses the target EBITDA. The amount of individual bonuses awarded pursuant to the bonus plan will be based 50% upon whether MRMI met or exceeded its EBITDA target and 50% based upon individual performance in the fiscal year, which shall be evaluated by the Compensation Committee. Awards shall be made pursuant to the bonus plan in January of the succeeding fiscal year.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amendment No. 1 to Employment Agreement, effective as of August 11, 2011, by and between Empire Resorts, Inc. and Nanette L. Horner

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1034, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 17, 2011

EMPIRE RESORTS, INC.

By:	/s/ Laurette J. Pitts
Name:	Laurette J. Pitts
Title:	Senior Vice President,
Chief Financial Officer

Exhibit Index

10.1	Amendment No. 1 to Employment Agreement, effective as of August 11, 2011, by and between Empire Resorts, Inc. and Nanette L. Horner